                                                                    Exhibit 11.1


                    FIELDWORKS, INCORPORATED AND SUBSIDIARIES
                 STATEMENT RE COMPUTATION OF PER SHARE EARNINGS

                                                     FOR THE THREE MONTHS          FOR THE SIX MONTHS
                                                            ENDED                         ENDED
                                                  --------------------------    --------------------------
                                                    JULY 5,        JULY 6,       JULY 5,          JULY 6,
                                                      1998           1997          1998            1997
                                                  -----------    -----------    -----------    -----------
BASIC AND DILUTED
   Net loss ...................................   $(4,194,013)   $  (305,284)   $(4,950,194)   $(1,003,210)
                                                  ===========    ===========    ===========    ===========

   Weighted average common shares outstanding .     8,799,427      8,684,054      8,782,521      7,547,662
   Effect of conversion of preferred shares (1)          --             --             --          234,573
                                                  -----------    -----------    -----------    -----------

                                                    8,799,427      8,684,054      8,782,521      7,782,235
                                                  ===========    ===========    ===========    ===========

NET LOSS PER COMMON SHARE .....................   $      (.48)   $      (.04)   $      (.56)   $      (.13)
                                                  ===========    ===========    ===========    ===========

(1) Gives effect to preferred shares which converted to common shares concurrent with the company's initial public offering.